Exhibit 99.1

1 Becton Drive
Franklin Lakes, NJ 07417
www.bd.com

Contact:
Investors: Kristen M. Stewart, CFA, SVP, Strategy & Investor Relations - 201-847-5378
Media: Troy Kirkpatrick, VP, Public Relations - 858-617-2361

BD ANNOUNCES SECOND FISCAL QUARTER RESULTS; REAFFIRMS FISCAL 2021 GUIDANCE

•Second fiscal quarter revenues of $4.9 billion grew 15.4% on a reported basis. On a currency-neutral basis, revenues increased 12.2%.
•BD’s COVID-19 testing sales were $480 million, including BD Veritor™ Plus System revenues of $290 million.
•BD’s core growth led by strong growth in Medication Delivery Solutions (up 10.4%), Pharmaceutical Systems (up 15.4%), and Biosciences (up 16.3%) on a reported basis.
•Second fiscal quarter GAAP diluted earnings per share (EPS) increased 77.4% year-over-year to $0.94.
•Adjusted EPS increased 25.1% year-over-year to $3.19.
•BD is reaffirming its fiscal 2021 revenue growth and adjusted EPS guidance.

Franklin Lakes, NJ (May 6, 2021) - BD (Becton, Dickinson and Company) (NYSE: BDX), a leading global medical technology company, today reported quarterly revenues of $4.9 billion for the second fiscal quarter ended March 31, 2021. This represents an increase of 15.4% over the prior-year period on a reported basis and was driven by the contribution of BD’s COVID-19 diagnostic revenues, which totaled $480 million, as well as solid core business growth. On a currency-neutral basis, revenues increased 12.2%.

“We delivered strong revenue, earnings per share, and cash flow growth in the quarter and achieved several important milestones, most notably the recent submission of our 510(k) premarket notification for the BD Alaris™ System to the United States Food and Drug Administration,” said Tom Polen, Chairman, CEO and president of BD. “We also continued our essential role in the fight against COVID-19 by developing innovative diagnostic solutions and supplying the frontline with products urgently needed for patient care and vaccination —all while continuing to advance our growth and reinvestment initiatives. With our announced intention to spin off our diabetes business to shareholders, we are taking another bold step in our BD 2025 strategy, which focuses on unleashing our growth potential, delivering innovations for our customers, empowering our associates, and creating value for our shareholders.”

Second Fiscal Quarter 2021 Operating Results
As reported, diluted EPS for the second fiscal quarter were $0.94, compared with $0.53 in the prior-year period, which represents an increase of 77.4%. Adjusted diluted EPS were $3.19, compared with $2.55 in the prior-year period, which represents an increase of 25.1%, or 22.7% on a currency-neutral basis.

Segment Results
In the BD Medical segment, worldwide revenues for the second fiscal quarter of $2.3 billion increased 7.4% versus the prior-year period on a reported basis and 4.7% on a currency-neutral basis. Medical segment revenues reflect growth in the Medication Delivery Solutions (MDS) and Pharmaceutical Systems units. Revenues in the MDS unit reflected strong performance associated with the unit’s core products, despite continued lower utilization of healthcare globally as a result of the COVID-19 pandemic. MDS revenue growth benefited from global sales of syringes relating to COVID-19 vaccination efforts and U.S. sales of catheters and medication delivery devices. International revenue growth in MDS reflects a favorable comparison to the prior-year quarter, which was impacted by COVID-19 pandemic-related declines in China. Performance in the Medication Management Solutions unit reflects a decline in the unit’s international infusion systems business, partially offset by growth in the unit’s international dispensing business. We submitted our 510(k) premarket notification to the United States Food and Drug Administration for the BD Alaris™ System in April 2021. The 510(k) submission is intended to bring the regulatory clearance for the BD Alaris™ System up-to-date, implement new features to address the open recall issues and provide other updates, including a new version of BD Alaris™ System software that will provide clinical, operational and cybersecurity updates. Revenues in the Pharmaceutical Systems unit reflect continued strong demand for prefillable products. Revenues in the Diabetes Care unit were comparable to the prior-year period, which benefited from increased U.S. orders from retailers and distributors in response to the COVID-19 pandemic. Additionally, Diabetes Care revenues were unfavorably impacted by the accelerated timing of orders into the first quarter of fiscal year 2021 in preparation for a new product introduction.

In the BD Life Sciences segment, worldwide revenues for the quarter of $1.6 billion increased 42.5% over the prior-year period as reported, or 37.7% on a currency-neutral basis. The segment’s growth was primarily driven by the Integrated Diagnostic Solutions unit’s sales related to COVID-19 diagnostic testing of $480 million, which includes BD Veritor™ Plus System revenues of $290 million, with the remaining revenues related to the BD Max™ COVID-19 tests and specimen collection and transport. Growth in the Integrated Diagnostic Solutions unit was unfavorably impacted by the lack of a traditional influenza season in 2021. While routine diagnostic testing levels have not yet fully recovered to pre-pandemic levels, growth was observed in specific high-acuity settings like specimen management and ID/AST testing. Performance in the Biosciences unit reflects a strong recovery in demand for research instruments and reagents, as well as for clinical instruments.

In the BD Interventional segment, worldwide revenues for the quarter of $1.0 billion increased 2.1% over the prior-year period as reported and were flat on a currency-neutral basis. The segment’s revenues reflect growth in the Peripheral Intervention and Urology and Critical Care units. The Interventional segment’s revenue growth was unfavorably impacted by resurgences of COVID-19 infections globally during the quarter and also by a comparison to the prior-year period, which was only partially impacted by the pandemic. The decline in medical procedures and healthcare utilization is most pronounced in our Surgery and Peripheral Interventional units. Performance in the Peripheral Intervention unit reflects growth from sales of peripheral arterial disease solutions, including growth attributable to the unit’s acquisition of Straub Medical AG, which occurred in the third quarter of fiscal year 2020. The Peripheral Intervention unit’s revenues also reflect strong growth in China. Revenues in the Urology and Critical Care unit reflect continued strength in sales of acute urology products and sales of the unit’s targeted temperature management portfolio.

Geographic Results
Second fiscal quarter U.S. revenues of $2.5 billion increased 1.9% over the prior-year period. Growth in the U.S. was primarily driven by sales related to COVID-19 diagnostic testing in the Life Sciences segment’s Integrated Diagnostic Solutions unit, as noted above. U.S. revenues also reflect growth in the Medical segment’s MDS unit and in the Life Sciences segment’s Biosciences unit, as well as in the Interventional segment’s Urology and Critical Care unit. As discussed above, resurgences of COVID-19 infections during the quarter in the United States unfavorably impacted revenues in the Interventional segment’s Surgery and Peripheral Intervention units.
Revenues outside of the U.S. of $2.4 billion increased 33.0% from the prior-year period on a reported basis and 25.7% on a currency-neutral basis, primarily driven by COVID-19 diagnostic testing-related sales in the Life Sciences segment’s Integrated Diagnostic Solutions unit, as discussed further above. International revenues in the second quarter were also favorably impacted by growth in the Medical segment’s MDS unit and Pharmaceutical Systems units, as well as by sales in the Life Sciences segment’s Biosciences unit and the Interventional segment’s Peripheral Intervention unit.

Capital Allocation
Cash and cash equivalents were $3.7 billion at the end of the second fiscal quarter. BD is committed to a balanced capital allocation strategy that includes both organic investments and tuck-in acquisitions, a competitive dividend, and the restart of a share repurchase program, while maintaining full investment grade credit ratings. The company currently has an outstanding share repurchase authorization with 7,857,742 common shares remaining.

BD has maintained a share repurchase authorization since 2013, giving the company the ability to repurchase shares of the company’s common stock through open market purchases, privately negotiated transactions or other methods. The current authorization does not require the repurchase of shares and there is no guarantee that shares will be repurchased. The actual timing, manner, number, and value of shares repurchased under the program will be determined by management at its discretion and will depend on a number of factors, including the market price of BD’s common stock, general market and economic conditions and other business considerations.

Recent Business Highlights
BD continues to advance an innovation-driven growth strategy. Highlights include:

•BD announced 510(k) clearance of its Pristine™ Long-Term Hemodialysis Catheter, a differentiated product that adds to the company’s diversified portfolio that supports clinicians who care for patients with end stage kidney disease who require hemodialysis.
•BD acquired GSL Solutions, Inc., a provider of smart medication storage and tracking devices that expands BD’s medication management capabilities to further meet the needs of retail and outpatient pharmacies.
•The company announced several innovations in its COVID-19 diagnostic testing solutions portfolio:
◦BD, along with its partner CerTest Biotec, announced the addition of saliva to the CE marked VIASURE SARS-CoV-2 (N1 + N2) Real Time PCR Detection Kit for the BD MAX™ Molecular Diagnostic System, providing users more flexibility with three alternatives for specimen collection and offering patients a non-invasive way to be tested for COVID-19 with the sensitivity and specificity of the RT-PCR method.
◦BD was granted an Emergency Use Authorization (EUA) from the U.S. Food and Drug Administration (FDA) for the BD Veritor™ Plus System rapid antigen test to be used for SARS-CoV-2 screening through serial testing of asymptomatic individuals.
◦The company announced it was granted FDA EUA for a new, rapid antigen test that can detect SARS-CoV-2, influenza A and influenza B in a single test with definitive positive or negative individual digital display readouts for all three in about 15 minutes.
◦BD announced it is collaborating with ImageMover to offer a companion mobile app that enables more streamlined reporting of SARS-CoV-2 rapid antigen testing results performed on the BD Veritor™ Plus System at everyday testing locations, such as schools and businesses.
◦BD announced a collaboration with Scanwell Health to create an at-home rapid test for SARS-CoV-2 using a BD antigen test and the Scanwell Health mobile app.
◦BD announced it received FDA EUA and CE Mark for a new combination molecular test run on the BD MAX™ System to detect both SARS-CoV-2 and Influenza A+B in a single test, with results in two to three hours.

Corporate Responsibility
As a purpose-driven company working to create positive societal impact, BD has a long-standing commitment to Advancing the World of Health by expanding access to quality health care and supporting healthy and resilient communities throughout the world. We view sustainability as a portfolio of complementary initiatives and actions that help us achieve our long-term goals.

Recent and second fiscal quarter highlights:
•BD is committed to racial justice and equity, and our purpose of Advancing the world of health™ is a promise for all people. In this spirit, the company most recently committed to:
◦A donation in memory of George Floyd to a legal defense fund that advocates for racial justice.
◦A donation to the National Asian Pacific American Women’s Forum to help combat anti-Asian bias and violence.
◦Sponsorship of the “Pioneers in Skirts” film.
◦A donation to four non-profit organizations committed to racial equity and social justice: The United Negro College Fund, The Equal Justice Initiative, Americares, and The National Association for the Advancement of Colored People (NAACP), on behalf of nearly 6,000 BD associates who participated in a 21-Day Social Justice Challenge.
◦Providing a grant to YWCA Northern New Jersey to support racial justice training in local communities.
•On Earth Day, BD affirmed its climate change targets as the first phase of its 2030+ sustainability goals. BD’s pledge to be carbon neutral by 2040 across direct operations is consistent with our long-standing global health leadership. BD has committed to reducing Scope 1 and 2 greenhouse gas emissions 46% by 2030 (from its 2019 baseline) and to be carbon neutral across its direct operations by 2040. This science-based target is aligned with the 1.5°C global emissions reduction pathway.
•BD announced a $1 million commitment to UNICEF USA as part of the company’s long-standing support of UNICEF’s efforts to eliminate maternal and neonatal tetanus.
•The company announced its BD MAX™ Molecular Multi-Drug Resistant Tuberculosis test was included in the moderate complexity automated NAAT class of molecular diagnostic technologies that were recognized for high diagnostic accuracy for tuberculosis testing by the World Health Organization (WHO) in advance of an update to its guidelines for TB diagnostic tests.

•BD announced it is investing $65 million in its in-house capacity for manufacturing and sterilization for key supply chain infrastructure to increase the resiliency of U.S. medical device supply.
•The company is proud to have recently received several awards, including the Rapid Ratings Innovation Award for innovation and security in our supply chain, recognition by Clarivate as one of their Top 100 Global Innovators—our sixth time being named to their list, and the Frost & Sullivan 2020 Global Technology Innovation Award.

Fiscal 2021 Outlook for Full Year
The COVID-19 pandemic continues to impact the global economy and health care utilization trends. The company’s fiscal 2021 outlook includes several assumptions, including no significant change in utilization or procedure volumes associated with COVID-19 resurgences. Management will discuss its outlook and several assumptions on its second fiscal quarter earnings call.

The company continues to expect fiscal year 2021 revenues to grow 12% to 14% on an as reported basis and 10% to 12% on a currency-neutral basis. Foreign currency is expected to contribute approximately 200 basis points to revenue growth.

The company continues to expect fiscal year 2021 adjusted diluted EPS to be between $12.75 and $12.85. This adjusted EPS guidance range represents growth of approximately 25% to 26% over fiscal 2020 adjusted diluted EPS of $10.20, and includes a contribution of approximately 100 basis points from foreign currency. On a currency-neutral basis, the company continues to expect adjusted diluted EPS to grow 24% to 25%.

Adjusted diluted EPS for fiscal 2021 excludes potential charges or gains that may be recorded during the fiscal year, such as, among other things, the non-cash amortization of intangible assets, acquisition-related charges, spin-off related charges, and certain tax matters. BD does not attempt to provide reconciliations of forward-looking non-GAAP EPS guidance to the comparable GAAP measure because the impact and timing of these potential charges or gains is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition, the company believes such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of BD’s financial performance.

Conference Call and Presentation Materials
A conference call regarding BD’s second quarter results will be broadcast live on BD’s website, www.bd.com/investors at 8:00 a.m. (ET) Thursday, May 6, 2021. The accompanying slides will be available on BD’s website, www.bd.com/investors at 6:00 a.m. (ET). The conference call will be available for replay on BD’s website, www.bd.com/investors, or at 1-855-859-2056 (domestic) and 1-404-537-3406 (international) through the close of business on Thursday, May 13, 2021, confirmation number 6334356.

Non-GAAP Financial Measures/Financial Tables
This news release contains certain non-GAAP financial measures. These include revenue growth rates on a currency-neutral basis and adjusted earnings per share. These non-GAAP financial measures are not in accordance with generally accepted accounting principles in the United States. BD management believes that the use of non-GAAP measures to adjust for items that are considered by management to be outside of BD’s underlying operational results or that affect period to period comparability helps investors to gain a better understanding of our performance year-over-year, to analyze underlying trends in our businesses, to analyze our base operating results, and understand future prospects. Management uses these non-GAAP financial measures to measure and forecast the company’s performance, especially when comparing such results to previous periods or forecasts. We believe presenting such adjusted metrics provides investors with greater transparency to the information used by BD management for its operational decision-making and for comparison for other companies within the medical technology industry. Although BD’s management believes non-GAAP results are useful in evaluating the performance of its business, its reliance on these measures is limited since items excluded from such measures may have a material impact on BD’s net income, earnings per share or cash flows calculated in accordance with GAAP. Therefore, management typically uses non-GAAP results in conjunction with GAAP results to address these limitations. BD strongly encourages investors to review its consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP measures used by BD may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Non-GAAP measures should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures.

Reconciliations of these and other non-GAAP measures to the comparable GAAP measures are included in the attached financial tables. Within the attached financial tables presented, certain columns and rows may not add due to the use of rounded numbers. Percentages and earnings per share amounts presented are calculated from the underlying amounts.

Current and prior-year adjusted diluted earnings per share results exclude, among other things, the impact of purchase accounting adjustments, integration and restructuring costs, certain legal defense and product remediation costs, certain regulatory costs, certain asset impairments, spin-off related charges and the impact of the extinguishment of debt.

We also provide these measures, as well as revenues, on a currency-neutral basis after eliminating the effect of foreign currency translation, where applicable. We calculate foreign currency-neutral percentages by converting our current-period local currency financial results using the prior period foreign currency exchange rates and comparing these adjusted amounts to our current-period results. Reconciliations of these amounts to the most directly comparable GAAP measures are included in the tables at the end of this release.

About BD
BD is one of the largest global medical technology companies in the world and is advancing the world of health by improving medical discovery, diagnostics and the delivery of care. The company supports the heroes on the frontlines of health care by developing innovative technology, services and solutions that help advance both clinical therapy for patients and clinical process for health care providers. BD and its 70,000 employees have a passion and commitment to help enhance the safety and efficiency of clinicians’ care delivery process, enable laboratory scientists to accurately detect disease and advance researchers’ capabilities to develop the next generation of diagnostics and therapeutics. BD has a presence in virtually every country and partners with organizations around the world to address some of the most challenging global health issues. By working in close collaboration with customers, BD can help enhance outcomes, lower costs, increase efficiencies, improve safety and expand access to health care. For more information on BD, please visit bd.com or connect with us on LinkedIn at www.linkedin.com/company/bd1/ and Twitter @BDandCo.

***
This press release contains certain estimates and other forward-looking statements (as defined under Federal securities laws) regarding BD’s future prospects and performance, including, but not limited to, future revenues and earnings per share, capital deployment, and the proposed spin-off of the diabetes business, including the anticipated benefits of the spin-off. All such statements are based upon current expectations of BD and involve a number of business risks and uncertainties. Actual results could vary materially from anticipated results described, implied or projected in any forward-looking statement. With respect to forward-looking statements contained herein, a number of factors could cause actual results to vary materially. These factors include, but are not limited to, risks relating to the impact of the COVID-19 pandemic on our business (including decreases in the demand for our products, any disruptions to our operations and our supply chain and uncertainty regarding the level of demand and pricing for our COVID-19 diagnostics testing); product efficacy or safety concerns resulting in product recalls or actions being taken with respect to our products; new or changing laws and regulations impacting our business (including the imposition of tariffs or changes in laws impacting international trade) or changes in enforcement practices with respect to such laws; fluctuations in costs and availability of raw materials and in BD’s ability to maintain favorable supplier arrangements and relationships; legislative or regulatory changes to the U.S. or foreign healthcare systems, potential cuts in governmental healthcare spending (including China’s volume-based procurement tender process) or governmental or private measures to contain healthcare costs, including changes in pricing and reimbursement policies, which could result in reduced demand for our products or downward pricing pressure; changes in interest or foreign currency exchange rates; adverse changes in regional, national or foreign economic conditions, particularly in emerging markets, including any impact on our ability to access credit markets and finance our operations, the demand for our products and services, or our suppliers’ ability to provide products needed for our operations; the adverse impact of cyber-attacks on our information systems or products; competitive factors including technological advances and new products introduced by competitors; interruptions in our supply chain, manufacturing or sterilization processes; pricing and market pressures; difficulties inherent in product development, delays in product introductions and uncertainty of market acceptance of new products; adverse changes in geopolitical conditions; increases in energy costs and their effect on, among other things, the cost of producing BD’s products; the remediation of our infusion pump business (including risks relating to regulatory clearance and market acceptance of the BD Alaris™ System); our ability to successfully integrate any businesses we acquire; uncertainties of litigation and/or investigations and/or subpoenas (as described in BD’s filings with the Securities and Exchange Commission); issuance of new or revised accounting standards; risks associated with the impact, timing or terms of the spin-off; risks associated with the expected benefits and costs of the spin-off, including the risk that the expected benefits of the spin-off will not be realized within the expected time frame, in full or at all, and the risk that conditions to the spin-off will not be satisfied and/or that the spin-off will not be completed within the expected time frame, on the expected terms or at all; the expected qualification of the spin-off as a tax-free transaction for U.S. federal income tax purposes, including whether or not an IRS ruling will be sought or obtained; the risk that any consents or approvals required in connection with the spin-off will not be received or obtained within the expected time frame, on the expected terms or at all; risks associated with expected financing transactions undertaken in connection with the spin-off and risks associated with indebtedness incurred in connection with the spin-off; the risk that dis-synergy costs, costs of restructuring transactions and other costs incurred in connection with the spin-off will exceed our estimates; and the impact of the spin-off on our businesses and the risk that the spin-off may be more difficult, time-consuming or costly than expected, including the impact on our resources, systems, procedures and controls, diversion of management’s attention and the impact on relationships with customers, suppliers, employees and other business counterparties, as well as other factors discussed in BD’s filings with the Securities and Exchange Commission. There can be no assurance that BD’s spin-off will in fact be completed in the manner described or at all. We do not intend to update any forward-looking statements to reflect events or circumstances after the date hereof except as required by applicable laws or regulations.

BECTON DICKINSON AND COMPANY
CONSOLIDATED INCOME STATEMENTS
(Unaudited; Amounts in millions, except share and per share data)

	Three Months Ended March 31,
	2021	2020	% Change
REVENUES	$4,907	$4,253	15.4

Cost of products sold	2,661	2,520	5.6
Selling and administrative expense	1,148	1,025	12.1
Research and development expense	317	264	19.9
Acquisitions and other restructurings	52	75	(30.8)
Other operating expense	296	—	100.0
TOTAL OPERATING COSTS AND EXPENSES	4,473	3,884	15.2
OPERATING INCOME	434	370	17.4

Interest expense	(124)	(134)	(7.5)
Interest income	2	2	22.0
Other expense, net	(8)	(38)	79.1
INCOME BEFORE INCOME TAXES	305	200	52.4
Income tax provision	6	17	(65.9)
NET INCOME	299	183	63.4
Preferred stock dividends	(23)	(38)	(40.6)
NET INCOME APPLICABLE TO COMMON SHAREHOLDERS	$277	$145	90.6

EARNINGS PER SHARE
Basic Earnings per Share	$0.95	$0.53	79.2
Diluted Earnings per Share	$0.94	$0.53	77.4

AVERAGE SHARES OUTSTANDING (in thousands)
Basic	291,095	272,014
Diluted	293,547	275,037

BECTON DICKINSON AND COMPANY
CONSOLIDATED INCOME STATEMENTS
(Unaudited; Amounts in millions, except share and per share data)

	Six Months Ended March 31,
	2021	2020	% Change
REVENUES	$10,223	$8,479	20.6

Cost of products sold	5,244	4,766	10.0
Selling and administrative expense	2,298	2,146	7.1
Research and development expense	608	535	13.7
Acquisitions and other restructurings	102	161	(36.5)
Other operating expense	296	—	100.0
TOTAL OPERATING COSTS AND EXPENSES	8,547	7,607	12.4
OPERATING INCOME	1,676	871	92.3

Interest expense	(242)	(270)	(10.1)
Interest income	5	3	39.9
Other income (expense), net	24	(11)	331.2
INCOME BEFORE INCOME TAXES	1,462	594	146.0
Income tax provision	160	134	19.5
NET INCOME	1,302	461	182.8
Preferred stock dividends	(45)	(76)	(40.6)
NET INCOME APPLICABLE TO COMMON SHAREHOLDERS	$1,257	$385	226.8

EARNINGS PER SHARE
Basic Earnings per Share	$4.32	$1.42	204.2
Diluted Earnings per Share	$4.28	$1.40	205.7

AVERAGE SHARES OUTSTANDING (in thousands)
Basic	290,839	271,555
Diluted	293,499	275,173

BECTON DICKINSON AND COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in millions)

	March 31, 2021	September 30, 2020
	(Unaudited)
ASSETS
Cash and equivalents	$3,734	$2,825
Restricted cash	164	92
Short-term investments	24	20
Trade receivables, net	2,118	2,398
Inventories	2,895	2,743
Prepaid expenses and other	1,065	891
TOTAL CURRENT ASSETS	10,000	8,969
Property, plant and equipment, net	6,142	5,923
Goodwill and other intangibles, net	37,020	37,433
Other Assets	1,758	1,687
TOTAL ASSETS	$54,921	$54,012
LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term debt	$1	$707
Other current liabilities	5,375	5,129
Long-term debt	17,718	17,224
Long-term employee benefit obligations	1,425	1,435
Deferred income taxes and other liabilities	5,575	5,753
Shareholders’ equity	24,826	23,765
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$54,921	$54,012

BECTON DICKINSON AND COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in millions)

	Six Months Ended March 31,
	2021	2020
	(Unaudited)
OPERATING ACTIVITIES
Net income	$1,302	$461
Depreciation and amortization	1,113	1,067
Change in operating assets and liabilities and other, net	305	(332)
NET CASH PROVIDED BY OPERATING ACTIVITIES	2,721	1,196
INVESTING ACTIVITIES
Capital expenditures	(499)	(395)
Acquisitions, net of cash acquired	(179)	—
Other, net	(186)	(147)
NET CASH USED FOR INVESTING ACTIVITIES	(863)	(542)
FINANCING ACTIVITIES
Change in credit facility borrowings	—	210
Proceeds from long-term debt and term loans	1,715	1,900
Payments of debt and term loans	(1,998)	(305)
Dividends paid	(528)	(505)
Other, net	(82)	(90)
NET CASH (USED FOR) PROVIDED BY FINANCING ACTIVITIES	(893)	1,210
Effect of exchange rate changes on cash and equivalents and restricted cash	17	(15)
NET INCREASE IN CASH AND EQUIVALENTS AND RESTRICTED CASH	981	1,849
OPENING CASH AND EQUIVALENTS AND RESTRICTED CASH	2,917	590
CLOSING CASH AND EQUIVALENTS AND RESTRICTED CASH	$3,898	$2,439

BECTON DICKINSON AND COMPANY
SUPPLEMENTAL REVENUE INFORMATION
REVENUES BY BUSINESS SEGMENTS AND UNITS - UNITED STATES
Three Months Ended March 31,
(Unaudited; Amounts in millions)

	A	B	C=(A-B)/B
	2021	2020	% Change
BD MEDICAL
Medication Delivery Solutions	$531	$518	2.4
Medication Management Solutions	440	449	(2.0)
Diabetes Care	148	142	4.8
Pharmaceutical Systems	100	91	10.9
TOTAL	$1,220	$1,200	1.7

BD LIFE SCIENCES
Integrated Diagnostic Solutions	$454	$413	9.9
Biosciences	121	108	12.2
TOTAL	$576	$522	10.4

BD INTERVENTIONAL
Surgery	$227	$249	(8.7)
Peripheral Intervention	222	242	(8.2)
Urology and Critical Care	217	202	7.0
TOTAL	$666	$693	(3.9)

TOTAL UNITED STATES	$2,462	$2,415	1.9

BECTON DICKINSON AND COMPANY
SUPPLEMENTAL REVENUE INFORMATION
REVENUES BY BUSINESS SEGMENTS AND UNITS - INTERNATIONAL
Three Months Ended March 31, (continued)
(Unaudited; Amounts in millions)

				D=(A-B)/B	E=(A-B-C)/B
	A	B	C	% Change
	2021	2020	FX Impact	Reported	FXN
BD MEDICAL
Medication Delivery Solutions	$468	$386	$21	21.2	15.7
Medication Management Solutions	126	119	9	6.3	(1.3)
Diabetes Care	135	137	6	(0.9)	(5.4)
Pharmaceutical Systems	361	309	22	16.7	9.5
TOTAL	$1,091	$951	$59	14.7	8.5

BD LIFE SCIENCES
Integrated Diagnostic Solutions	$807	$420	$43	92.1	82.0
Biosciences	204	172	11	18.8	12.4
TOTAL	$1,010	$591	$54	70.9	61.8

BD INTERVENTIONAL
Surgery	$65	$63	$4	2.1	(4.0)
Peripheral Intervention	198	157	13	26.1	18.1
Urology and Critical Care	82	76	5	7.1	0.9
TOTAL	$345	$297	$21	16.1	9.0

TOTAL INTERNATIONAL	$2,446	$1,839	$134	33.0	25.7

BECTON DICKINSON AND COMPANY
SUPPLEMENTAL REVENUE INFORMATION
REVENUES BY BUSINESS SEGMENTS AND UNITS - TOTAL
Three Months Ended March 31, (continued)
(Unaudited; Amounts in millions)

				D=(A-B)/B	E=(A-B-C)/B
	A	B	C	% Change
	2021	2020	FX Impact	Reported	FXN
BD MEDICAL
Medication Delivery Solutions	$999	$904	$21	10.4	8.1
Medication Management Solutions	566	568	9	(0.3)	(1.9)
Diabetes Care	284	278	6	2.0	(0.2)
Pharmaceutical Systems	462	400	22	15.4	9.8
TOTAL	$2,311	$2,151	$59	7.4	4.7

BD LIFE SCIENCES
Integrated Diagnostic Solutions	$1,261	$833	$43	51.3	46.2
Biosciences	325	280	11	16.3	12.3
TOTAL	$1,586	$1,113	$54	42.5	37.7

BD INTERVENTIONAL
Surgery	$292	$312	$4	(6.5)	(7.7)
Peripheral Intervention	420	399	13	5.3	2.2
Urology and Critical Care	298	279	5	7.0	5.4
TOTAL	$1,011	$990	$21	2.1	—

TOTAL REVENUES	$4,907	$4,253	$134	15.4	12.2

BECTON DICKINSON AND COMPANY
SUPPLEMENTAL REVENUE INFORMATION
REVENUES BY BUSINESS SEGMENTS AND UNITS - UNITED STATES
Six Months Ended March 31,
(Unaudited; Amounts in millions)

	A	B	C=(A-B)/B
	2021	2020	% Change
BD MEDICAL
Medication Delivery Solutions	$1,099	$1,038	5.9
Medication Management Solutions	917	912	0.6
Diabetes Care	298	281	6.2
Pharmaceutical Systems	180	174	3.1
TOTAL	$2,494	$2,404	3.7

BD LIFE SCIENCES
Integrated Diagnostic Solutions	$1,469	$799	83.7
Biosciences	241	260	(7.3)
TOTAL	$1,710	$1,060	61.4

BD INTERVENTIONAL
Surgery	$489	$505	(3.2)
Peripheral Intervention	454	467	(2.7)
Urology and Critical Care	445	409	8.8
TOTAL	$1,388	$1,381	0.5

TOTAL UNITED STATES	$5,592	$4,845	15.4

BECTON DICKINSON AND COMPANY
SUPPLEMENTAL REVENUE INFORMATION
REVENUES BY BUSINESS SEGMENTS AND UNITS - INTERNATIONAL
Six Months Ended March 31, (continued)
(Unaudited; Amounts in millions)

				D=(A-B)/B	E=(A-B-C)/B
	A	B	C	% Change
	2021	2020	FX Impact	Reported	FXN
BD MEDICAL
Medication Delivery Solutions	$908	$814	$28	11.5	8.0
Medication Management Solutions	278	231	15	20.4	13.7
Diabetes Care	271	266	8	1.9	(1.3)
Pharmaceutical Systems	621	525	34	18.4	11.9
TOTAL	$2,078	$1,836	$86	13.2	8.5

BD LIFE SCIENCES
Integrated Diagnostic Solutions	$1,459	$834	$61	75.0	67.7
Biosciences	396	342	17	15.6	10.7
TOTAL	$1,855	$1,176	$78	57.7	51.1

BD INTERVENTIONAL
Surgery	$135	$133	$6	1.6	(2.9)
Peripheral Intervention	392	327	20	19.6	13.6
Urology and Critical Care	171	161	8	6.2	1.5
TOTAL	$698	$621	$33	12.3	6.9

TOTAL INTERNATIONAL	$4,631	$3,634	$197	27.4	22.0

BECTON DICKINSON AND COMPANY
SUPPLEMENTAL REVENUE INFORMATION
REVENUES BY BUSINESS SEGMENTS AND UNITS - TOTAL
Six Months Ended March 31, (continued)
(Unaudited; Amounts in millions)

				D=(A-B)/B	E=(A-B-C)/B
	A	B	C	% Change
	2021	2020	FX Impact	Reported	FXN
BD MEDICAL
Medication Delivery Solutions	$2,006	$1,852	$28	8.3	6.8
Medication Management Solutions	1,196	1,143	15	4.6	3.3
Diabetes Care	569	547	8	4.1	2.5
Pharmaceutical Systems	801	699	34	14.6	9.7
TOTAL	$4,572	$4,241	$86	7.8	5.8

BD LIFE SCIENCES
Integrated Diagnostic Solutions	$2,928	$1,633	$61	79.3	75.5
Biosciences	637	603	17	5.7	2.9
TOTAL	$3,565	$2,236	$78	59.5	56.0

BD INTERVENTIONAL
Surgery	$624	$638	$6	(2.2)	(3.1)
Peripheral Intervention	846	794	20	6.5	4.0
Urology and Critical Care	616	570	8	8.1	6.7
TOTAL	$2,086	$2,002	$33	4.2	2.5

TOTAL REVENUES	$10,223	$8,479	$197	20.6	18.2

BECTON DICKINSON AND COMPANY
SUPPLEMENTAL INFORMATION
RECONCILIATION OF REPORTED DILUTED EPS TO ADJUSTED DILUTED EPS
(Unaudited)

	Three Months Ended March 31,
	2021	2020	Growth	Foreign Currency Translation	Foreign Currency Neutral Growth	Growth %	Foreign Currency Neutral Growth %
Reported Diluted Earnings per Share	$0.94	$0.53	$0.41	$0.05	$0.36	77.4%	67.9%
Purchase accounting adjustments ($348 million and $340 million pre-tax, respectively) (1)	1.19	1.24		0.01
Integration costs ($33 million and $57 million pre-tax, respectively) (2)	0.11	0.21		—
Restructuring costs ($19 million and $18 million pre-tax, respectively) (2)	0.06	0.07		—
Transaction gain/loss, product and other litigation-related matters ($333 million and $199 million pre-tax, respectively) (3)	1.13	0.72		—
European regulatory initiative-related costs ($33 million and $27 million pre-tax, respectively) (4)	0.11	0.10		—
Investment gains/losses and asset impairments ($40 million pre-tax) (5)	—	0.14		—
Impacts of debt extinguishment ($20 million pre-tax)	0.07	—		—
Income tax benefit of special items ($(125) million and $(124) million, respectively)	(0.43)	(0.45)		—
Adjusted Diluted Earnings per Share	$3.19	$2.55	$0.64	$0.06	$0.58	25.1%	22.7%
(1)Includes amortization and other adjustments related to the purchase accounting for acquisitions impacting identified intangible assets and valuation of fixed assets and debt.
(2)Represents integration and restructuring costs associated with acquisitions, as well as restructuring costs associated with simplification and other cost saving initiatives.
(3)The 2021 amount includes charges recorded to Other operating expense to record product liability reserves, including related legal defense costs, of $296 million. The amounts in 2021 and 2020 include charges of $37 million and $199 million, respectively, recorded to Cost of products sold related to the estimate of future product remediation costs.
(4)Represents costs required to develop processes and systems to comply with regulations such as the European Union Medical Device Regulation ("EUMDR") and General Data Protection Regulation ("GDPR").
(5)The prior-period amount primarily represents a charge recorded to write down the carrying value of certain intangible assets in the Biosciences unit.

BECTON DICKINSON AND COMPANY
SUPPLEMENTAL INFORMATION
RECONCILIATION OF REPORTED DILUTED EPS TO ADJUSTED DILUTED EPS
(Unaudited)

	Six Months Ended March 31,
	2021	2020	Growth	Foreign Currency Translation	Foreign Currency Neutral Growth	Growth %	Foreign Currency Neutral Growth %
Reported Diluted Earnings per Share	$4.28	$1.40	$2.88	$—	$2.88	205.7%	205.7%
Purchase accounting adjustments ($700 million and $688 million pre-tax, respectively) (1)	2.39	2.50		0.01
Integration costs ($66 million and $119 million pre-tax, respectively) (2)	0.22	0.43		—
Restructuring costs ($36 million and $41 million pre-tax, respectively) (2)	0.12	0.15		—
Transaction gain/loss, product and other litigation-related matters ($328 million and $258 million pre-tax, respectively) (3)	1.12	0.94		—
European regulatory initiative-related costs ($59 million and $44 million pre-tax, respectively) (4)	0.20	0.16		—
Investment gains/losses and asset impairments ($41 million pre-tax) (5)	—	0.15		—
Impacts of debt extinguishment ($30 million pre-tax)	0.10	—		—
Income tax benefit of special items ($(204) million and $(146) million, respectively)	(0.69)	(0.53)		—
Adjusted Diluted Earnings per Share	$7.74	$5.20	$2.54	$0.01	$2.53	48.8%	48.7%
(1)Includes amortization and other adjustments related to the purchase accounting for acquisitions impacting identified intangible assets and valuation of fixed assets and debt.
(2)Represents integration and restructuring costs associated with acquisitions, as well as restructuring costs associated with simplification and other cost saving initiatives.
(3)The 2021 amount includes charges recorded to Other operating expense to record product liability reserves, including related legal defense costs, of $296 million. The amounts in 2021 and 2020 include charges of $37 million and $258 million, respectively, recorded to Cost of products sold related to the estimate of future product remediation costs.
(4)Represents costs required to develop processes and systems to comply with regulations such as the EUMDR and GDPR.
(5)The prior-period amount primarily represents a charge recorded to write down the carrying value of certain intangible assets in the Biosciences unit.

BECTON DICKINSON AND COMPANY
SUPPLEMENTAL INFORMATION
FY 2021 OUTLOOK RECONCILIATION

	FY2020	FY2021 Outlook (year-over-year % change)
	Actual Revenues	Reported % Change	Foreign Currency (FX) Impact	Foreign Currency Neutral % Change
BDX Revenues ($ in millions)	$17,117	+12% to +14%	~ +2.0%	+10% to +12%

		FY2021 Outlook
	Full Year FY2020	Full Year FY2021 Outlook	% Change (Y/Y)
Reported Diluted Earnings per Share	$2.71
Purchase accounting adjustments ($1.356 billion pre-tax) (1)	4.80
Restructuring costs ($95 million pre-tax) (2)	0.33
Integration costs ($214 million pre-tax) (2)	0.76
Transaction gain/loss and product-related matters ($631 million pre-tax) (3)	2.24
European regulatory initiative-related costs ($106 million pre-tax) (4)	0.38
Investment gains/losses and asset impairments ($100 million pre-tax) (5)	0.35
Impacts of debt extinguishment ($8 million pre-tax)	0.03
Income tax benefit of special items ($(395) million)	(1.40)
Adjusted Diluted Earnings per Share	$10.20	$12.75 to $12.85	+25.0% to +26.0%

Estimated FX Impact			~ +1.0%

Adjusted FXN Growth			+24.0% to +25.0%

(1)Includes amortization and other adjustments related to the purchase accounting for acquisitions impacting identified intangible assets and valuation of fixed assets and debt.
(2)Represents restructuring and integration costs associated with acquisitions, as well as restructuring costs associated with simplification and other cost saving initiatives.
(3)Includes amounts recorded to Other operating (income) expense, net to record product liability reserves, including related legal defense costs, of $378 million. Also includes a $244 million charge recorded to Cost of products sold related to the estimate of probable future product remediation costs.
(4)Represents costs required to develop processes and systems to comply with regulations such as the EUMDR and GDPR.
(5)Includes charges recorded in Cost of products sold and Research and development expense to write down the carrying values of certain assets.